CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 15, 2013, relating to the financial statements and financial highlights which appear in the February 28, 2013 Annual Report to Shareholders of Schwab U.S. REIT ETF (a series of Schwab Strategic Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

June 24, 2013